EX-33.4
(logo) Situs

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, CA 94111
Phone: 415.374.2820
Fax: 415.374.2704
www.situs.com


Certification Regarding Compliance with Applicable Servicing Criteria

1. Situs Holdings, LLC (the "Company" or "Situs"), is responsible for assessing compliance with the servicing criteria applicable to it in Item 1122(d)(3)(i), and Item 1122(d)(4)(vii) of Regulation AB, as of December 31, 2013 and for the period January 1, 2013 through December 31, 2013 (the "Reporting Period"), as set forth in Appendix A hereto. The deals covered by this report include deals in which Situs acted in the capacity of Operating or Trust Advisor, as listed in Appendix B;

2. Situs used the criteria set forth in Item 1122(d)(3)(i), and Item 1122(d)(4)(vii) of Regulation AB (defined in Appendix A) to assess the compliance with the applicable servicing criteria;

3. Pursuant to Item 1117 of Regulation AB (defined in Appendix A), the Company has determined that there are no pending legal proceedings or proceedings by governmental authorities against the Company that are material to security owners of the deals as listed in Appendix B;

4. Pursuant to Item 1119 of Regulation AB, (defined in Appendix A) the Company has determined that there are no affiliate relationships, as defined in paragraph 230.405 of Item 1119, that currently exist, or existed within the past two years, between Situs Holdings, LLC and any of the named Servicers, Special Servicers, Trustees, or Originators included in the deals as listed in Appendix B;

5. During the reporting period, there were no loans within the deals listed in Appendix B referred to Special Servicing, therefore Situs did not perform any Operating or Trust Advisor activities related to Item 1122(d)(3)(i) and Item 1122(d)(4)(vii);

6. Situs has complied, in all material respects, with the applicable servicing criteria as of December 31, 2013 and for the Reporting Period with respect to the deals listed In Appendix B taken as a whole;

7. Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Situs' assessment of compliance with the applicable servicing criteria for the Reporting Period.


Situs Holdings LLC
March 10, 2014

/s/ Linda Sanchez
By: Linda Sanchez
Managing Director


(page)


(logo) Situs

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, CA 94111
Phone: 415.374.2820
Fax: 415.374.2704
www.situs.com


APPENDIX A

SERVICING CRITERIA

Reference          Criteria
Item 1117          Describe briefly any legal proceedings pending against the sponsor, depositor, trustee, issuing entity, servicer contemplated by Item 1108(a)(3) of this Regulation AB, originator contemplated by Item 1110(b) of this Regulation
                   AB, or other party contemplated by Item 1100(d)(1) of this Regulation AB, or of which any property of the foregoing is the subject, that is material to security holders. Include similar information as to any such proceedings known to be contemplated by governmental authorities.

Item 1119          (a) Describe if so, and how, the sponsor, depositor or
                   issuing entity is on affiliate (as defined in Section
                   230.405 of this chapter) of any of the following parties
                   as well as, to the extent known and material, if so, and
                   how, any of the following parties are affiliates of any
                   of the other following parties:
                   (1) Servicer contemplated by Item 1108(a)(3) of this
                   Regulation AB.
                   (2) Trustee.
                   (3) Originator contemplated by Item 1110 of this Regulation
                   AB.
                   (4) Significant obligor contemplated by Item 1112 of this
                   Regulation AB.
                   (5) Enhancement or support provider contemplated by Items
                   1114 or 1115 of this Regulation AB.
                   (6) Any other material parties related to the asset-backed securities contemplated by Item 1100(d)(1) of this
                   Regulation AB.
                   (b) Describe whether there is, and if so the general
                   character of, any business relationship, agreement,
                   arrangement, transaction or understanding that is entered
                   into outside the ordinary course of business or is on terms other than would be obtained in an arm's length transaction with on unrelated third party, apart from the asset-backed securities transaction, between the sponsor, depositor or
                   issuing entity and any of the parties in paragraphs (a)(1)
                   through (a)(6) of this section, or any affiliates of such
                   parties, that currently exists or that existed during the
                   past two years and that is material to an investor's
                   understanding of the asset-backed securities.
Item
1122(d)(3)(i)      Reports to investors, including those to be filed with the
                   Commission, are maintained in accordance with the
                   transaction agreements and applicable Commission
                   requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information
                   calculated in accordance with the terms specified in the
                   transaction agreements; (C) Are filed with the Commission
                   as required by its rules and regulations; and (D) Agree
                   with investors' or the trustee's records as to the total
                   unpaid principal balance and number of pool assets serviced by the servicer.
Item
1122(d)(4)(vii)    Loss mitigation or recovery actions (e.g., forbearance
                   plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.


(page)


(logo) Situs

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, CA 94111
Phone: 415.374.2820
Fax: 415.374.2704
www.situs.com


APPENDIX B

Deals for which Situs Acted as the
Operating or Trust Advisor During
the Reporting Period

Deal Name                   Operating or Trust Advisor Appointment Date
CGMT 2012-GC8               9/27/12
COMM 2012-CCRE3             10/8/12
GS 2012-GCJ7                6/1/12
MSBAM 2012-C5               7/30/12
MSBAM 2012-C6               10/17/12
Northstar 2012-1            11/20/12
MSBAM 2013-C7               1/30/13
MSBAM 2013-C8               2/21/13
UBS-BB 2013-C5              2/28/13
GS 2013-GCJ12               5/30/13
CGBAM 2013-BREH             7/25/13
MSBAM 2013-C11              8/15/13
CGCMT 2013-GC15             9/30/13
GSMS 2013-GCJ16             11/20/13
MSBAM 2013-C13              12/18/13
COMM 2013-CCRE13            12/20/13